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                                                                   EXHIBIT 12.01

                          NORTHERN STATES POWER COMPANY
                            (A WISCONSIN CORPORATION)
         STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                           (THOUSANDS OF DOLLARS)

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                                                                 YEAR ENDED DECEMBER 31,                    12 MONTHS
                                                   ----------------------------------------------------       ENDED
                                                     1995       1996       1997       1998       1999     JUNE 30, 2000
                                                   --------   --------   --------   --------   --------   -------------
EARNINGS
      INCOME FROM CONTINUING OPERATIONS              39,217     38,697     37,417     32,195     36,366          35,658

      ADD
           TAXES BASED ON INCOME
                FEDERAL INCOME TAXES (1)             18,463     19,592     17,492     13,016     17,986          16,962
                STATE INCOME TAXES (1)                4,676      4,164      2,326      2,907      4,459           4,142
           DEFERRED INCOME TAXES - NET (1)            1,838      1,736      4,371      5,405      3,694           4,070
           INVESTMENT TAX CREDIT ADJUSTMENT - NET      (936)      (910)      (880)      (859)      (838)           (832)

      FIXED CHARGES                                  19,586     19,324     18,010     19,189     19,628          20,586
                                                   --------   --------   --------   --------   --------   -------------

                TOTAL EARNINGS                       82,844     82,603     78,736     71,853     81,295          80,586
                                                   ========   ========   ========   ========   ========   =============

FIXED CHARGES
      INTEREST EXPENSE                               18,818     18,514     16,964     18,362     18,808          19,766
      AMORTIZATION OF DEBT  EXPENSE, PREMIUMS,
           AND LOSS ON REACQUIRED DEBT                  768        810      1,046        827        820             820
                                                   --------   --------   --------   --------   --------   -------------

                TOTAL FIXED CHARGES                  19,586     19,324     18,010     19,189     19,628          20,586
                                                   ========   ========   ========   ========   ========   =============

RATIO
      EARNINGS TO FIXED CHARGES                         4.2        4.3        4.4        3.7        4.1             3.9
                                                   ========   ========   ========   ========   ========   =============

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(1) INCLUDES INCOME TAXES INCLUDED IN MISCELLANEOUS INCOME DEDUCTIONS AND
    NON-OPERATING TAXES.